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                                                                     EXHIBIT 3.3



                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 09:00 AM  04/08/2002
                                                         020227000 - 2902945



                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                    OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                               VESTIN GROUP, INC.
                             A DELAWARE CORPORATION



        Vestin Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

    FIRST: that the Board of Directors of Vestin Group, Inc. duly adopted resolutions by a special meeting pursuant to Section 141 of the Delaware General Corporation Law, setting forth proposed amendments of the Certificate of Designations of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock of Vestin Group, Inc., declaring said amendments to be advisable and soliciting the unanimous consent of the Series A Convertible Preferred stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments to the Amended and Restated Certificate of Incorporation are as follows:

    Section 1 is amended to read as follows:

        "SECTION 1. Dividend Provisions. The holders of the Series A Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends in an amount to be determined by the Board of Directors, but not less than 0.83% of the Original Issue Price (defined in Section 2(a) below) per annum and not more than 10% of the Original Issue Price per annum, prior and in preference to any declaration or payment of any dividends on the Common Stock. Dividends on the Series A Preferred may be paid in cash or in Common Stock and shall not be cumulative."

    SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Series A Convertible Preferred stockholders of said corporation by unanimous written consent, in lieu of special meeting, pursuant to Section 228 of the General Corporation Law of the State of Delaware, approved the amendment.

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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        IN WITNESS WHEREOF, Vestin Group, Inc. has caused this certificate to be signed by Michael V. Shustek, its Chief Executive Officer, and Ira S. Levine, its Secretary, this 29th day of March, 2002.



                                VESTIN GROUP, INC.


                                By: /s/ MICHAEL V. SHUSTEK
                                   -------------------------------------------
                                    Michael V. Shustek, Chief Executive Officer



                                Attest: /s/ IRA S. LEVINE
                                        --------------------------------------
                                        Ira S. Levine, Secretary







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